Exhibit 99.1

HubSpot Announces Julie Herendeen Joins Board of Directors

CAMBRIDGE, MA, April 28, 2016 — HubSpot (NYSE: HUBS), a leading marketing and sales software company, is pleased to announce that Julie Herendeen, a seasoned global marketing leader, has joined its Board of Directors.

Julie joins the HubSpot Board as Stacey Bishop, a partner at Scale Venture Partners and early HubSpot investor, vacates her seat. A HubSpot board member since August 2013, Stacey saw the company through a successful IPO in October 2014.

“We’re so thankful to Stacey for her commitment to HubSpot over the past two and a half years, and while we wish that she could stay, we are thrilled to welcome Julie,” said Brian Halligan, HubSpot Co-founder and CEO. “Julie not only understands the voice of the customer and what it takes to build a delightful, low-touch product onboarding process, but she’s also worked for companies we admire and would like to learn from. Myself and members of our board gelled with her from the get-go, and we think she brings the perfect mix of knowledge, experience, and West Coast approach to help HubSpot expand its brand effectively around the globe.”

“HubSpot is an exciting technology company that’s helping businesses change the way they market and sell for the better,” said Julie Herendeen. “I am honored to have the opportunity to join the HubSpot Board of Directors and look forward to working with the team.”

About Julie Herendeen:

•	Former head of global marketing at Dropbox, where she led all aspects of marketing and had revenue responsibility for Dropbox’s self-serve business. In addition, she previously served as CMO at Lookout, growing the company from an early startup into the leading provider of cloud-based mobile security solutions for both consumer and enterprise customers.
•	Past roles include Corporate Vice President and GM at Yahoo!, founding Vice President of Marketing at Shutterfly, and leadership roles at Netscape and Apple.
•	Holds a BA in Economics (Phi Beta Kappa) from the University of California, Berkeley, and an MBA from Harvard Business School.

“Julie is a fantastic addition to the HubSpot Board of Directors,” said Stacey Bishop. “I could not have enjoyed my time on HubSpot’s Board more, and I am so pleased that they have selected someone with Julie’s pedigree and expertise to join the team. HubSpot is an amazing company and I look forward to following their growth and achievements in the years to come.”

About HubSpot

HubSpot ($HUBS) is a leading inbound marketing and sales platform. Since 2006, HubSpot has been on a mission to make the world more inbound. Today, over 18,000 customers in more than 90 countries use HubSpot’s software, services, and support to transform the way they attract, engage, and delight customers. HubSpot’s inbound marketing software, ranked #1 in customer satisfaction by VentureBeat and G2Crowd, includes social media publishing and monitoring, blogging, SEO, website content management, email marketing, marketing automation, and reporting and analytics, all in one integrated platform. Award-winning HubSpot Sales enables sales and service teams to have more effective conversations with leads, prospects, and customers. HubSpot has been recognized by Inc., Forbes, and Deloitte as one of the world’s fastest-growing companies and the Glassdoor, Fortune, the Boston Globe and Entrepreneur as a best place to work. HubSpot is headquartered in Cambridge, MA with offices in Singapore, Dublin, Ireland, Sydney, Australia, and Portsmouth, NH. Learn more at www.hubspot.com

Media contact:

Nathaniel Eberle,

Director, PR & Brand, HubSpot

nathaniel@hubspot.com